Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Visa Inc.:

We consent to the use of our report dated June 20, 2007, with respect to the balance sheet of Visa Inc. as of June 19, 2007, included herein and to the reference to our firm under the heading “Experts” in the proxy statement-prospectus.

/s/ KPMG LLP

San Francisco, California

June 20, 2007